Exhibit 99.1

[Millennium Logo]

Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, Massachusetts 02139
617.679.7000
www.millennium.com

NEWS RELEASE

Contacts:
Millennium Pharmaceuticals, Inc.
Kelly Lindenboom (media)
(617) 679-7405
Gina Price Nugent (investor)
(617) 551-3611

MILLENNIUM PLANS TO SUBMIT A NEW DRUG APPLICATION FOR
VELCADE™ (BORTEZOMIB) FOR INJECTION

Cambridge, Mass., December 4, 2002 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced that the Company intends to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) to market VELCADE as a treatment for relapsed and refractory multiple myeloma by early 2003. Earlier this year, VELCADE was granted fast-track status by the FDA as having the potential to treat a serious, life-threatening condition and address an unmet medical need. The NDA is planned to be submitted under the provisions of Subpart H - Accelerated Approval of New Drugs for Serious or Life-Threatening Illnesses. The Company also plans to file a Marketing Authorisation Application (MAA) to the European Agency for the Evaluation of Medicinal Products (EMEA) within the same time frame.

The NDA filing for VELCADE will be based on the final results of the company’s major phase II clinical trial, which will be presented at the upcoming meeting of the American Society for Hematology. Further, the Company is committed to completing its international, multi-center, phase III (APEX) trial of VELCADE in patients with multiple myeloma and moving ahead with ongoing and new phase I/II trials in patients with various solid tumors.

“The Company’s intention to move forward with an NDA filing for VELCADE represents an important step in realizing our corporate mission of making new treatment options based on novel mechanisms available to patients with significant unmet medical needs,” said Mark Levin, chairperson and chief executive officer at Millennium.

Multiple myeloma is a cancer of the bone marrow in which white blood cells, normally responsible for the production of antibodies (proteins that fight infection and disease), are overproduced and cause decreased production of normal red and white blood cells and normal disease-fighting antibodies, as well as the growth of tumors that spread to multiple sites – hence the term multiple myeloma. The decreased white blood cell production damages the immune system while the myeloma tumors cause bone destruction that manifests as pain and fractures.

About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading therapy for patients with acute coronary syndrome, and has a robust clinical development pipeline of product candidates. The Company's research, development and commercialization activities are focused in four disease areas: cardiovascular, oncology, inflammation and metabolic. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized technology platform, Millennium is developing breakthrough personalized medicine products. Headquartered in Cambridge, Mass. Millennium also has facilities in South San Francisco, Calif. and Cambridge, UK.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various risks may cause the Company’s actual results to differ materially, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection; our ability to extinguish the convertible notes assumed in the COR acquisition; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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